                                                                [CONFORMED COPY]




                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                          HONEYWELL INTERNATIONAL INC.,


                             HII-2 ACQUISITION CORP.


                                       and


                               PITTWAY CORPORATION


                                   dated as of


                                December 20, 1999

                                Table of Contents


                                                                             Page No.
                                                                             --------
                                    ARTICLE I
                              THE OFFER AND MERGER

Section 1.1    The Offer..........................................................2
Section 1.2    Company Actions....................................................4
Section 1.3    Directors..........................................................6
Section 1.4    The Merger.........................................................8
Section 1.5    Effective Time.....................................................8
Section 1.6    Closing............................................................9
Section 1.7    Directors and Officers of the
               Surviving Corporation..............................................9
Section 1.8    Stockholders' Meeting..............................................9
Section 1.9    Merger Without Meeting of
               Stockholders......................................................10

                                   ARTICLE II
                            CONVERSION OF SECURITIES

Section 2.1    Conversion of Capital Stock.......................................10
Section 2.2    Exchange of Certificates..........................................11
Section 2.3    Dissenters' Rights................................................13
Section 2.4    Company Plans.....................................................13

                                   ARTICLE III
                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY
Section 3.1    Organization......................................................15
Section 3.2    Capitalization....................................................16
Section 3.3    Authorization; Validity of Agreement;
               Company Action....................................................18
Section 3.4    Consents and Approvals; No Violations.............................19
Section 3.5    SEC Reports and Financial Statements..............................20
Section 3.6    Absence of Certain Change.........................................21
Section 3.7    No Undisclosed Liabilities........................................21
Section 3.8    Specified Contracts...............................................21
Section 3.9    Litigation........................................................22
Section 3.10   Employee Benefit Plans............................................23
Section 3.11   Labor Matters.....................................................26
Section 3.12   Tax Matters; Government Benefits..................................27


Section 3.13   Intellectual Property.............................................30
Section 3.15   Insurance.........................................................33
Section 3.16   Compliance with Laws..............................................33
Section 3.17   Restrictions on Business Activities...............................34
Section 3.18   Vote Required.....................................................34
Section 3.19   Interested Party Transactions.....................................34
Section 3.20   Environmental Laws................................................34
Section 3.21   Real Property.....................................................37
Section 3.22   Opinion of Financial Advisor......................................37
Section 3.23   Brokers...........................................................37

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND THE PURCHASER

Section 4.1    Organization......................................................38
Section 4.2    Authorization; Validity of Agreement;
               Necessary Action..................................................38
Section 4.3    Consents and Approvals; No Violations.............................38
Section 4.4    Financing.........................................................39

                                    ARTICLE V
                                    COVENANTS

Section 5.1    Interim Operations of the Company.................................39
Section 5.2    Access; Confidentiality...........................................43
Section 5.3    Consents and Approvals............................................44
Section 5.4    No Solicitation...................................................45
Section 5.5    Additional Agreements.............................................48
Section 5.6    Publicity.........................................................48
Section 5.7    Notification of Certain Matters...................................49
Section 5.8    Directors' and Officers' Insurance
               and Indemnification...............................................49
Section 5.9    Purchaser Compliance..............................................50
Section 5.10   Employee Benefits.................................................50
Section 5.11   Compliance with ISRA..............................................52
Section 5.12   Compliance with Connecticut Transfer Act..........................53
Section 5.13   Tax Opinion.......................................................54
Section 5.14   Indemnification...................................................56

                                   ARTICLE VI
                                   CONDITIONS

Section 6.1    Conditions to Each Party's Obligation
               to Effect the Merger..............................................59

                                   ARTICLE VII
                                   TERMINATION

Section 7.1    Termination.......................................................60
Section 7.2    Effect of Termination.............................................62

                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.1    Fees and Expenses.................................................62
Section 8.2    Amendment and Modification........................................63
Section 8.3    Nonsurvival of Representations
               and Warranties....................................................64
Section 8.4    Notices...........................................................64
Section 8.5    Interpretation....................................................65
Section 8.6    Counterparts......................................................65
Section 8.7    Entire Agreement; No Third Party
               Beneficiaries.....................................................65
Section 8.8    Severability......................................................65
Section 8.9    Governing Law.....................................................66
Section 8.10   Assignment........................................................66


Annex A.............................Certain Conditions of the Offer
Exhibit A...........................Stockholder Agreement


                             Index of Defined Terms

Defined Term                                                               Page No.
------------                                                               --------

1999 Premium.....................................................................50
Stockholders.........................................1, 2, 6, 7, 17, 22, 48, 54, 58
Stockholders Agreement........................................................... 1
Acquisition Proposal.............................................................45
Agreement........................................................................ 1
Appointment Date.................................................................40
Balance Sheet....................................................................28
Board of Directors............................................................... 1
By-laws.......................................................................... 8
Certificates.....................................................................11
Class A Common Stock............................................................. 2
Closing.......................................................................... 9
Closing Date..................................................................... 9
Code.............................................................................23
Common Capital Stock.............................................................16
Common Stock..................................................................... 2
Company.......................................................................... 1
Company Agreements...............................................................19
Company Disclosure Schedule......................................................15
Company Employee.................................................................50
Company Material Adverse Effect..................................................16
Company SEC Documents............................................................20
Confidentiality Agreement........................................................44
D&O Insurance....................................................................50
DGCL............................................................................. 5
Dissenting Stockholders..........................................................11
Effective Time................................................................... 8
Encumbrances.....................................................................18
Environmental Claim..............................................................36
Environmental Laws...............................................................36
ERISA............................................................................23
ERISA Affiliate..................................................................23
Exchange Act..................................................................... 2
Financial Statements.............................................................20
Form.............................................................................53
fully diluted basis.............................................................. 2
GAAP........... .................................................................20
Governmental Entity..............................................................19
Hazardous Materials..............................................................36
HSR Act..........................................................................19
Indemnified Party................................................................49


Independent Directors.............................................................7
Intellectual Property............................................................30
Liens............................................................................37
Merger............................................................................8
Merger Consideration.............................................................11
Minimum Condition.................................................................2
NJDEP............................................................................52
Offer.............................................................................2
Offer Documents...................................................................3
Offer Price.......................................................................2
Offer to Purchase.................................................................2
Parent............................................................................1
Parent Material Adverse Effect...................................................38
Paying Agent.....................................................................11
PBGC.............................................................................24
Plans............................................................................23
Preferred Stock..................................................................16
Proxy Statement...................................................................9
Purchaser.........................................................................1
Purchaser Common Stock...........................................................10
Schedule 14D-9....................................................................5
Schedule 14D-l....................................................................3
SEC...............................................................................3
Secretary of State................................................................8
Securities Act...................................................................20
Severance Agreements.............................................................51
Shares............................................................................2
Software.........................................................................30
Special Meeting...................................................................9
Subsidiary.......................................................................16
Surviving Corporation.............................................................8
Tax..............................................................................30
Tax Return.......................................................................30
Taxes............................................................................30
Termination Fee..................................................................63
Title IV Plan....................................................................23
Trade Secrets....................................................................30
Transactions......................................................................5
Voting Debt......................................................................17

                          AGREEMENT AND PLAN OF MERGER


               AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement"), dated as of December 20, 1999, by and among Honeywell International Inc., a Delaware corporation ("Parent"), HII-2 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Pittway Corporation, a Delaware corporation (the "Company").

               WHEREAS, the Board of Directors (the "Board of Directors") of each of Parent, the Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

               WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Purchaser's willingness to enter into this Agreement, Parent and Purchaser have entered into a Stockholders Agreement, dated as of the date hereof, the form of which is attached hereto as Exhibit A hereto (the "Stockholders Agreement"), with each of the stockholders named therein (the "Stockholders") pursuant to which the Stockholders have (x) agreed, among other things, to tender substantially all of the Shares (as defined herein) owned by the Stockholders pursuant to the Offer (as defined herein) and (y) granted to Parent an option to purchase substantially all of the Shares owned by the Stockholders (which option is exercisable under certain circumstances following the initial expiration date of the Offer), in each case subject to the terms and on the conditions set forth therein.

               NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                              THE OFFER AND MERGER

               Section 1.1  The Offer.

               (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (the "Offer") for all of the outstanding shares of Common Stock of the par value of $1.00 per share of the Company (the "Common Stock"), and all of the outstanding shares of Class A Stock of the par value of $1.00 per share of the Company (the "Class A Stock") (the shares of Common Stock and the shares of Class A Stock are sometimes referred to together as the "Shares"), at a price of $45.50 per Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at the time of acceptance for payment of any Shares pursuant to the Offer (the "Share Purchase Date") at least
(i) two-thirds of the outstanding Shares (determined on a fully diluted basis) and (ii) Shares entitled to cast at least two-thirds of the votes (counting the Class A Stock as entitled to cast 1/10th of a vote per share) that may be cast by all holders of Shares on the Merger (as defined in Section 1.4) (determined on a fully diluted basis)(the "Minimum Condition") and to the other conditions set forth in Annex A hereto, and shall consummate the Offer in accordance with its terms ("fully diluted basis" means issued and outstanding Shares and Shares subject to issuance at the discretion of the holders under stock options or other stock based awards outstanding at the Share Purchase Date, excluding any portions of such options or awards surrendered to the Company pursuant to
Section 2.4 of this Agreement). The obligation of the Purchaser to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to

Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other condition of the Offer without the written consent of the Company; provided, however, that if on the initial scheduled expiration date of the Offer, which shall be 30 business days after the date on which the execution of this Agreement is announced to the public (it being understood that for such purpose Christmas Eve and New Years Eve shall not be deemed to be "business days"), all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the expiration date for one or more periods. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment the Shares tendered as soon as it is legally permitted to do so under applicable law and pay for such Shares promptly; provided, however, that if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding shares of each of the Common Stock and the Class A Stock, the Purchaser may extend the Offer for one or more periods not to exceed seven business days in the aggregate, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

               (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-l"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or neces-sary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information furnished by the Company to Parent or the Purchaser, in writing, expressly for inclusion in the Offer Documents. The information supplied by the Company to Parent or the Purchaser, in writing, expressly for inclusion in the Offer Documents and by Parent or the Purchaser to the Company, in writing, expressly for inclusion in the Schedule 14D-9 (as hereinafter defined) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (c) Each of Parent and the Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC. In addition, Parent and the Purchaser will provide the Company and its counsel in writing with any comments, whether written or oral, Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

               Section 1.2  Company Actions.

               (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has
(i) determined that each of this Agreement, the Offer and the Merger (as defined in Section 1.4) are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), and such approval constitutes approval of the Offer, this Agreement, the Transactions (including the Merger), and the Stockholders Agreement and the transactions contemplated thereby, for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL") such that Section 203 of the DGCL will not apply to the transactions contemplated by this Agreement or the Stockholders Agreement, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger. The Company represents that the actions set forth in this Section 1.2(a) and all other actions it has taken in connection therewith are sufficient to render the relevant provisions of Section 203 of the DGCL inapplicable to the Offer and the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement.

               (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the provisions of Section 5.4(d), contain the recommendation referred to in clause (iii) of
Section 1.2(a). The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or the Purchaser for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

               (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing, or computer file containing the names and addresses of all recordholders of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

               Section 1.3  Directors.

               (a) Prior to the Share Purchase Date, the Company shall have taken all action as may be necessary so that effective immediately after the Share Purchase Date, the size of the Board of Directors of the Company (the "Board") shall be reduced to eight, all directors, other than two of the directors (as shall be designated by the Board) shall resign and six persons designated by Parent shall be elected to fill the vacancies so created.

               (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Board. Parent or the Purchaser will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3 are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

               (c) As provided in Section 1.3(a), following the Share Purchase Date and prior to the Effective Time, the Board shall have at least two directors who are directors on the date hereof and who are persons not employed by the Company (the "Independent Directors"). If after the Share Purchase Date and prior to the Effective Time, one of the Independent Directors shall no longer continue to serve for any reason whatsoever, the other Independent Director shall be entitled to designate a person to fill such vacancy who shall be deemed to be one of the Independent Directors for purposes of this Agreement. If after the Share Purchase Date and prior to the Effective Time there is no Independent Director for any reason, the other directors, pursuant to the Company's Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Bylaws, shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or the Purchaser and such persons shall be deemed to be Inde-pendent Directors for purposes of this Agreement. Following the Share Purchase Date and prior to the Effective Time, neither Parent nor Purchaser will take any action to cause any Independent Director to be removed other than for cause. Notwithstanding anything in this Agreement to the contrary, after the Share Purchase Date and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (c) take any other action by the Board under or in connection with this Agreement.

               Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.4. Pursuant to the Merger, (x) the Certificate of Incorporation shall be amended in its entirety to read as the Certificate of Incorporation of the Purchaser, in effect immediately prior to the Effective Time, except that Article FIRST thereof shall read as follows: "FIRST: The name of the corporation is PITTWAY CORPORATION." and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-Laws of the Purchaser (the "By-laws"), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, by such Certificate of Incorporation or by such By-laws. The Merger shall have the effects specified in the DGCL and in Article II.

               Section 1.5 Effective Time. Parent, the Purchaser and the Company will cause a Certificate of Merger to be executed and filed on the Closing Date (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger is duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

               Section 1.6 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the corporate offices of Parent, unless another date or place is agreed to in writing by the parties hereto.

               Section 1.7 Directors and Officers of the Surviving Corporation. The directors of the Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-laws.

               Section 1.8  Stockholders' Meeting.

               (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law:

                      (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement; and

                      (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders.

               (b) Parent shall vote, or cause to be voted, all of the Shares owned by it, the Purchaser or any of its other subsidiaries and affiliates immediately following the Share Purchase Date in favor of the approval of the Merger and the approval and adoption of this Agreement.

               Section 1.9 Merger Without Meeting of Stockholders. Notwithstanding Section 1.8, in the event that Parent, the Purchaser and any other Subsidiaries of Parent shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Parent and subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

               Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or holders of common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock"):

               (a) The Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

               (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

               (c) Exchange of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and any Shares which are held by stockholders exercising appraisal rights, if any, pursuant to
Section 262 of the DGCL ("Dissenting Stockholders")) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with
Section 262 of the DGCL.

               Section 2.2  Exchange of Certificates.

               (a) Paying Agent. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive in trust the funds to which holders of the Shares shall become entitled pursuant to
Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certifi-cate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to
Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

               (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the

Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

               (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               Section 2.3 Dissenters' Rights. If any Dissenting Stockholder shall have demanded to be paid the fair value of such holder's Shares, as provided in Section 262 of the DGCL, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to pursue appraisal rights, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 2.1.

               Section 2.4  Company Plans.

               (a) Promptly following commencement of the Offer, the Company will offer to each holder of an option then outstanding under the Company's 1990 Stock Awards Plan, 1996 Director Stock Option Plan or 1998 Director Stock Option Plan (each an "Option") the opportunity to surrender to the Company, effective immediately following the Share Purchase Date, the portion of such Option which is then exercisable or which would then by its terms vest or otherwise become exercisable on or prior to December 31, 2000 (the "Vested Option Portion") in return for the payment by the Company, immediately following the Share Purchase Date, of an Option Cash Amount as more fully described below. The Option Cash Amount shall be paid only when the amount set forth in clause (i) below is positive. The Option Cash Amount payable for the Vested Option Portion of each Option so surrendered shall be equal to the product of (i) the Offer Price minus the exercise price per Share of the Vested Option Portion of such Option and (ii) the number of Shares covered by the Vested Option Portion of such Option.

               (b) Promptly following the commencement of the Offer, the Company will offer to each holder of a performance shares award then outstanding under the Company's 1990 Stock Awards Plan (each a "Performance Shares Award") the opportunity to surrender to the Company, effective immediately following the Share Purchase Date, the portion of such Performance Shares Award which is then vested or which would then by its terms vest on or prior to December 31, 2000 (the "Vested Performance Shares Award Portion") in return for the payment by the Company, immediately following the Share Purchase Date, of a Performance Shares Award Cash Amount as more fully described below. The Performance Shares Award Cash Amount payable for each Vested Performance Shares Award Portion so surrendered shall be equal to the product of (i) the Offer Price and (ii) the number of shares covered by the Vested Performance Shares Award Portion of such Performance Shares Award.

               (c) Promptly following commencement of the Offer, the Company will offer to each holder of a bonus shares award then outstanding under the Company's 1990 Stock Awards Plan (each a "Bonus Shares Award") the opportunity to surrender to the Company, effective immediately following the Share Purchase Date, such Bonus Shares Award in return for the payment by the Company, immediately following the Share Purchase Date, of an amount equal to the product of (i) the Offer Price and (ii) the number of shares covered by such Bonus Shares Award.

               (d) Promptly following commencement of the Offer, the Company will offer to each holder of a stock appreciation right then outstanding under the Company's 1990 Stock Awards Plan (each a "SAR") the opportunity to exercise such SAR at any time.

               (e) All payments by the Company pursuant to (a), (b),(c) and (d) above shall be made net of applicable withholding taxes.

               (f) Any portion of any Option, Performance Shares Award, Bonus Shares Award or SAR that is outstanding at the Share Purchase Date and has not been surrendered to the Company pursuant to this Section 2.4 shall continue thereafter in accordance with its terms, except that pursuant to action heretofore taken by the Board or the Compensation Committee of the Board, as applicable, (i) each such portion shall immediately vest and be exercisable or payable in full in the event of termination of employment by the employer at or after the Share Purchase Date without cause, death or disability and (ii) from and after the Effective Time each such portion that is outstanding at the Effective Time shall thereafter represent the right to acquire, in lieu of each share of Class A Stock acquirable immediately prior to the Effective Time upon exercise or payment, cash in the amount of the Offer Price.


                                   ARTICLE III

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

               Except as set forth in the appropriate section of the schedule to this Agreement setting forth exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and the Purchaser as set forth below. The Company Disclosure Schedule is arranged in sections corresponding to sections of this Agreement to be modified by such disclosure schedule.

               Section 3.1  Organization.

               (a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing, where applicable, under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other similar power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). As used in this Agreement, the term "Subsidiary" shall mean all corporations or other entities in which the Company or the Parent, as the case may be, owns a majority of the issued and outstanding capital stock or similar interests. As used in this Agreement, "Company Material Adverse Effect" with reference to any events, changes or effects, shall mean such events, changes or effects that are materially adverse to the business, assets, liabilities, properties, results of operations or financial condition of the Company and its Subsidiaries taken as a whole. As used in this Agreement, "to the knowledge of the Company" means the actual knowledge, without any special inquiry, of the following executives of the Company: King Harris, Paul Gauvreau, Leo Guthart, Fred Conforti, Edward Schwartz, Mark Levy, Steve Roth, Roger Fradin, John Hakanson, Andreas Kramvis and Gary Lederer.

               (b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing (where applicable) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect. Except as set forth in Section 3.1 of the Company Disclosure Schedule, or in Exhibit 21 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, or for insignificant wholly-owned Subsidiaries, the Company does not own (i) any equity interest in any corporation or other entity or (ii) marketable securities, in either instance, where the Company's equity interest in any entity exceeds five percent of the outstanding equity of such entity on the date hereof.

               Section 3.2  Capitalization.

               (a) The authorized capital stock of the Company consists of 120,000,000 shares of Common Stock, 100,000,000 shares of Class A Stock (the Class A Stock and the Common Stock together shall be referred to sometimes as the "Common Capital Stock"), and 2,000,000 shares of preferred stock, with no par value per share (the "Preferred Stock"). As of December 1, 1999 (i) 7,877,664 shares of Common Stock are issued and outstanding, (ii) no shares of Common Stock are issued and held in the treasury of the Company, (iii) 34,877,405 shares of Class A Stock are issued and outstanding, (iv) no shares of Class A Stock are issued and held in the treasury of the Company, (v) no shares of Preferred Stock are issued and outstanding, (vi) 3,398,699 Shares are subject to issuance to employees and directors pursuant to options outstanding on the date hereof at a weighted average exercise price of $19.03 per share, and (vii) 328,840 Shares are reserved for future issuance to employees and directors pursuant to awards other than options outstanding under the Company's 1990 Stock Awards Plan, 1996 Director Stock Option Plan or 1998 Director Stock Option Plan (collectively, the "Company Stock Plans"). Since December 1, 1999, the Company has not (i) issued or granted additional options or other awards, under any of the Company Stock Plans. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise or payment of outstanding options or other awards under Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except as set forth in Section 3.2(a) of the Company Disclosure Schedule and except for the Transactions, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

               (b) Except for director's qualifying shares which may be required in certain jurisdictions, and except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and, in the case of its domestic Subsidiaries, nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, claims or encumbrances ("Encumbrances").

               (c) There are no voting trusts or other agreements or understandings to which the Company, any of its Subsidiaries or any of its directors is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries, except that the Harris Group (as defined in the Certificate of Incorporation) may be deemed a group for purposes of Section 13(d)of the Exchange Act.

               (d) Set forth on Section 3.2(d) of the Company Disclosure
Schedule is a list describing all options or other awards, including stock appreciation rights, outstanding under the Company Stock Plans.

               Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders as required by applicable law, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by the Board and, except for obtaining the approval of its stockholders as contemplated by
Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

               Section 3.4 Consents and Approvals; No Violations. Except for the filings set forth in Section 3.4 of the Company Disclosure Schedule, or contemplated by Sections 5.11 and 5.12, and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the laws of any foreign jurisdiction, and the DGCL, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, the Bylaws or similar organizational documents of the Company or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiar-ies is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults, and such failures to make filings, or obtain permits, authorizations, consents or approvals, which would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions. Section 3.4 of the Company Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained in connection with this Agreement under the Specified Contracts prior to the consummation of the Transactions.

               Section 3.5 SEC Reports and Financial Statements.

               (a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 and prior to the date hereof, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) The financial statements of the Company included in the Company SEC Documents (the "Financial Statements") have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal year end adjustments and the absence of footnote disclosures as permitted by Regulation S-X) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

               Section 3.6 Absence of Certain Change. Except as disclosed in
Section 3.6 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, (A) since September 30, 1999, (i) to the knowledge of the Company, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, (ii) there have not occurred prior to the date hereof any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) there has not been the destruction of any material property, (iv) the Company has not taken any action which would have been prohibited under Section 5.1 had it taken place after the date hereof, and (B) since December 31, 1998 and prior to the date hereof there has been no material adverse change in the business relationship of the Company and any of the top five customers of the Company by revenue.

               Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since September 30, 1999, (ii) pursuant to the terms of this Agreement, (iii) as set forth in Section 3.7 of the Company Disclosure Schedule, or (iv) as required to be disclosed in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether or not required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of the Company (including the notes thereto) which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

               Section 3.8 Specified Contracts. Except as set forth in Section
3.8 of the Company Disclosure Schedule, there have been made available to Parent and its representatives true, correct and complete copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Specified Contracts"): (i) contracts with any directors and those persons identified in the last sentence of Section 3.1(a); (ii) collective bargaining agreements for which the Company or any of its domestic Subsidiaries is a party; (iii) pending contracts (A) for the sale of any of the assets of Company or any of its Subsidiaries, other than contracts entered into in the ordinary course of business or (B) for the grant to any person of any preferential rights to purchase any of its assets, other than in the ordinary course of business; (iv) contracts which restrict, in any material respect, the Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area; (v) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money involving indebtedness for borrowed money, in each case, in excess of $2,500,000; (vi) contracts with any stockholders of Company beneficially owning 5% or more of the Company's outstanding capital stock on the date hereof; (vii) acquisition, merger, asset purchase or sale agreements with a purchase price in excess of $10,000,000 entered into since July 1, 1995 (other than agreements for the purchase and sale of materials or products in the ordinary course of business); (viii) contracts relating to any material joint venture, partnership, strategic alliance or other similar agreement; and (ix) all other agreements, contracts or instruments entered into which, to the knowledge of the Company, are material to the Company and its Subsidiaries taken as a whole. A list of the Specified Contracts is set forth on Section 3.8 of the Company Disclosure Schedule. The provisions of this

Section 3.8 shall be limited to the knowledge of the Company as they relate to its foreign Subsidiaries.

               Section 3.9 Litigation. Except as set forth in Section 3.9 of the Company Disclosure Schedule, or the Company SEC Documents, as of the date hereof, to the knowledge of the Company, there are no suits, claims, actions, proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or threatened against the Company or any of its Subsidiaries before any Governmental Entity in which damages in excess of $500,000 are being sought or that, either individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

               Section 3.10  Employee Benefit Plans.

               (a) For purposes of this Agreement, the term "Plans" shall include: each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any of its Subsidiaries (the "Plans"). Each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code (as defined below) is hereinafter referred to in this
Section 3.10 as a "Title IV Plan." Set forth on Section 3.8 or 3.10(a) of the Company Disclosure Schedule is a list of each material Plan covering domestic employees (excluding employment agreements).

               (b) With respect to each material domestic Plan, the Company has made available, or will make available on or before January 15, 2000, to Purchaser true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Internal Revenue Code of 1986, as amended (the "Code") and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

               (c) No material liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due).

               (d) The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

               (e) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year for each Title IV Plan. All contributions required to be made with respect to any Plan have been timely made.

               (f) No Title IV Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA. Neither the Company nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full).

               (g) Neither the Company nor any of its Subsidiaries, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any of its

Subsidiaries, any Plan, any such trust, or any trustee or administrator (as defined in section 3(16)(A) of ERISA) thereof, or any party in interest (as defined in ERISA Section 3(14)) or fiduciary with respect to any Plan or any such trust could be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to section 4975 or 4976 of the Code.

               (h) Each Plan has been operated and administered, in all material respects, in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

               (i) Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a determination from the Internal Revenue Service indicating that such Plan is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code and to the knowledge of the Company there is no basis to believe that any such Plan would not be so qualified (excluding amendments to any Plans required to be made in the future to comply with requirements of law).

               (j) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for domestic employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or
(iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

               (k) Except as disclosed in Section 3.10(k) of the Company Disclosure Schedule, or as set forth in Section 5.10, the consummation of the Transactions will not, either alone or in combination with another event, except as expressly provided in this Agreement, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

               (l) There are no pending, or to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

               (m) To the knowledge of the Company, with respect to each Plan established or maintained outside of the United States of America primarily for benefit of employees of the Company or any of its Subsidiaries residing outside the United States of America (a "Foreign Benefit Plan"): (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of September 30, 1999, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and none of the Transactions shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

               (n) Prior to the date hereof, the Company has amended its Change of Control Plan, its employment agreement with Leo A. Guthart and any other relevant plan to delete any requirement to fund a grantor trust as a result of this Agreement or the Transactions so long as the Company is not in breach of any such employment agreement or any other employment agreement between the Company or a Subsidiary of the Company and the individuals who participate in such plan. A copy of the amended plans and agreement(s) are attached as Section 3.10(n) of the Company Disclosure Schedule.

               Section 3.11 Labor Matters. Except as set forth in Section 3.11 of the Company Disclosure Schedule or the Company SEC Documents, (i) there are no controver-sies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have had, or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; (ii) neither the Company nor any of its United States Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its United States Subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, nor to the knowledge of the Company are there any activities or proceedings of any labor union to organize any significant number of such employees; (iii) neither the Company nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract, nor, to the knowledge of the Company, are there any activities or proceedings of any labor unions to organize employees, or of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; and (iv) there are no (A) unfair labor practice charges, material grievances or material complaints pending or threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, or (B) complaints, charges or claims against the Company or any of its Subsidiaries pending or threatened to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

               Section 3.12  Tax Matters; Government Benefits.

               (a) The Company and each of its eligible domestic Subsidiaries are members of the affiliated group (within the meaning of Section 1504(a) of the Code), of which the Company is the common parent. The Company and each of its Subsidiaries have duly filed all Tax Returns (as hereinafter defined) that are required to be filed excluding only such Tax Returns as to which, individually or in the aggregate, any failure to file does not have a Company Material Adverse Effect and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP for the payment of all Taxes (as hereinafter defined) due with respect to all periods covered by such Tax Returns. All such Tax Returns are correct and complete in all material respects and accurately reflect, in all material respects, all liability for Taxes for the periods covered thereby. All Tax liabilities of the Company and each of its Subsidiaries for results of operations through September 30, 1999 (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Company's balance sheet as of September 30, 1999 included in the Financial Statements (the "Balance Sheet") other than those Taxes as to which the failure to pay or provide reserves will not have a Company Material Adverse Effect. Since September 30, 1999, the Company has not incurred liability for any Taxes other than in the ordinary course of business. Neither the Company nor any of its Subsidiaries has received written notice of any material claim made by an authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

               (b) The federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1995, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid or accrued. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency except in the ordinary course consistent with past practice.

               (c) Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, no federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced with regard to any Taxes or Tax Returns of the Company or of any of its Subsidiaries other than in the ordinary course of business, consistent with past practice. No written notification has been received by the Company or by any of its Subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. To the knowledge of the Company, there is no dispute or claim concerning any material Tax liabilities of the Company, or any of its Subsidiaries either claimed or raised by any taxing authority in writing which, individually or in the aggregate, are material to the Company and which are not reserved for in the Financial Statements.

               (d) Except as set forth on Section 3.12(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that is reasonably likely to result, separately or in the aggregate, in a payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

               (e) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

               (f) To the knowledge of the Company, no taxing authority is asserting or threatening to assert a claim against the Company or any of its Subsidiaries under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

               (g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other similar agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC.

               (h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, to the knowledge of the Company, none of the Company or any of its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company) to the extent that being such a member is reasonably likely to give rise to a material tax liability, or has any material liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

               (i) As used in this Agreement, the following terms shall have the following meanings:

                      (i) "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto; and

                      (ii) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               Section 3.13  Intellectual Property.

               (a) As used herein, the term "Intellectual Property" means all trademarks, service marks, trade names, Internet domain names and logos, together with goodwill, registrations and applications relating to the foregoing; registered patents, registered and unregistered copyrights (including registrations and applications for any of the foregoing); computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all docu-mentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site (collectively, "Software"); confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively "Trade Secrets") held for use or used in the business of the Company as conducted on the date hereof or as presently contemplated to be conducted and any licenses to use any of the foregoing.

               (b) As used herein, the term "License Agreements" means all agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which the Company or any of its Subsidiaries is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue.

               (c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule or as would not have, individually, or in the aggregate, a Company Material Adverse Effect:

               (i) the Company or its Subsidiaries own or have the right to use all Intellectual Property, free and clear of all liens or other encumbrances;

               (ii) any Intellectual Property owned or used by the Company or any of its Subsidiaries has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned;

               (iii) the Company has not received any notice of actual or alleged infringement by the Company or any of its Subsidiaries or an offer of license from any third party of any intellectual property of such third party, and to the knowledge of the Company, there is no basis for such a claim against, or offer to, the Company or any of its Subsidiaries;

               (iv) the Company has not received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned or used by the Company or any of its Subsid-iaries and to the knowledge of the Company there is no basis for such a claim;

               (v) to the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any of its Subsidiaries;

               (vi) the License Agreements are valid and binding obligations of the Company or any of its Subsidiaries, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by the Company or any of its Subsidiaries or the other party thereto, under any such License Agreement;

               (vii) the Company and each of its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets;

               (viii) the consummation of the Transactions will not result in the loss or impairment of the Company's or any of its Subsidiaries' rights to own or use any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property; and

               (ix) all material Software used or held for use by the Company
(a) was developed by employees of the Company or any of its Subsidiaries within the scope of their employment; (b) was developed by independent contractors who have assigned all of their rights to the Company or any of its Subsidiaries pursuant to written agreement; or (c) is leased or licensed pursuant to the License Agreements.

               Section 3.14. Year 2000 Compliance. Except as set forth in
Section 3.14 of the Company Disclosure Schedule, all Software and systems used by and products, systems and/or services sold by the Company and each Subsidiary of the Company are Year 2000 Compliant, except for such failures which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. As used herein, "Year 2000 Compliant" and "Year 2000 Compliance" mean for all dates and times, including, without limitation dates and times after December 31, 1999 and in the multi-century scenario, when used on a stand-alone system or in combination with other software or systems: (i) the application system functions and receives and processes dates and times correctly without abnormal results; (ii) all date related calculations are correct (including, without limitation, age calculations), duration calculations and scheduling calculations); (iii) all manipulations and comparisons of date-related data produce correct results for all valid date values within the scope of the application; (iv) there is no century ambiguity; and (v) leap years are accounted for and correctly identified (including, without limitation, that 2000 is recognized as a leap year). The Company and each of its Subsidiaries have taken such steps, as the Company and/or such Subsidiaries believed were reasonable, to ascertain, for entities that (x) provide data of any type that includes date information or which is otherwise derived from, dependent on or related to date information ("Date Data") to the Company or any of its Subsidiaries, (y) processes in any way Date Data for the Company or any of its Subsidiaries or (z) otherwise provides any product or service to the Company or any of its Subsidiaries that is dependent on Year 2000 Compliance, that such entities' Date Data and related software and systems that are used for, or on behalf of, the Company or any of its Subsidiaries are Year 2000 Compliant, and to the knowledge of the Company, all of the software and systems of the Company and each of its Subsidiaries are Year 2000 Compliant, except for any failure to be Year 2000 Compliant that would not, individually or in the aggregate, have a Company Material Adverse Effect.

               Section 3.15 Insurance. Except as disclosed in Section 3.15 of the Company Disclosure Schedule or the Company SEC Reports, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount appropriate for the business conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

               Section 3.16 Compliance with Laws. (i) The Company and its Subsidiaries are in compliance with, and have not violated, in any material respect, any applicable law, rule or regulation of any United States federal, State, local, or foreign government or agency thereof which affects the business, properties or assets of the Company and its Subsidiaries, and (ii) no notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries alleging any such violation except, in case of each of clause (i) and (ii), as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, all licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

               Section 3.17 Restrictions on Business Activities. To the knowledge of the Company, except for this Agreement or as set forth in Section
3.17 of the Company Disclosure Schedule or the Company SEC Documents, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its Subsidiaries as currently conducted by the Company or such Subsidiary, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

               Section 3.18 Vote Required. The affirmative vote of the holders of shares of Common Capital Stock entitled to cast at least two-thirds of the votes which the outstanding shares of Common Capital Stock are entitled to cast at the time on matters other than the election of directors is the only vote of the holders of any class or series of the Company's capital stock which may be necessary to approve this Agreement or the Transactions. The restrictions contained in Section 203 of the DGCL are not applicable to this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Offer, the Merger and the acquisition of Shares pursuant to the Stockholders Agreement. No other State takeover statute or similar state statute applies or purports to apply to the Offer, the Merger or the other Transactions.

               Section 3.19 Interested Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Schedule or the Company SEC Documents or as otherwise contemplated by this Agreement, for events as to which the amounts involved do not, in the aggregate, exceed $300,000 since the Company's proxy statement dated April 5, 1999, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

               Section 3.20  Environmental Laws.

               Except, for purposes of Sections 3.20(a)-(f), such matters as would not have, individually or in the aggregate, a Company Material Adverse
Effect:

               (a) Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have always been and are in compliance with all applicable Environmental Laws (as defined below) (which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

               (b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, there is no Environmental Claim (as defined below) pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries or, to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

               (c) Except as disclosed in Section 3.20(c) of the Company Disclosure Schedule, to the knowledge of Company, there are no pending proceedings related to the issuance or renewal of permits or authorizations required under Environmental Laws.

               (d) Except as disclosed in Section 3.20(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any judicial or administrative orders or decrees pursuant to any Environmental Law.

               (e) Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release or presence of any Hazardous Material (as defined below), which could reasonably be expected to form the basis of any Environmental Claim (as defined below) against the Company or any of its Subsidiaries, or to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

               (f) Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, the Company and its Subsidiaries have not and, to the knowledge of the Company, no other person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, except (x) for inventories of such substances to be used, and wastes generated therefrom, which have been disposed of in compliance with Environmental Laws in the ordinary course of business of the Company and its Subsidiaries.

               (g) For purposes of this Agreement, (i) "Environmental Laws" means all federal, State, local and foreign laws and regulations relating to pollution or protection of human health, safety or the environment enacted as of the date of this Agreement, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials; (ii) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release, of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. 'SS' 300.5, or defined as such by, or regulated as such under, any Environmental Law.

               Section 3.21 Real Property. The Company or one of its Subsidiaries has good and marketable title to each parcel of real property owned by the Company or its Subsidiaries and a valid leasehold interest in all real property leased by the Company and its Subsidiaries free and clear of all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever (collectively, "Liens") except (A) those reflected or reserved against in the latest balance sheet of the Company included in the Company SEC Documents or Section 3.21 of the Company Disclosure Schedule, (B) taxes and general and special assessments not in default and payable without penalty and interest, and (C) other Liens that individually or in the aggregate do not materially detract from the value of such property or its intended use.

               Section 3.22 Opinion of Financial Advisor. The Company has received the opinion of William Blair & Company, LLC, dated December 18, 1999, to the effect that, as of such date, the consideration to be received by the holders of Shares pursuant to this Agreement is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent and the Purchaser.

               Section 3.23 Brokers. No broker, finder or investment banker (other than William Blair & Company, LLC the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and William Blair & Company, LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

               The Parent and Purchaser represent and warrant to the Company as set forth below.

               Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other similar power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect. As used in this Agreement, "Parent Material Adverse Effect," with reference to any events, changes or effects, shall mean such events, changes or effects that are materially adverse to the Parent and its Subsidiaries, taken as a whole.

              Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Merger and of the Transactions have been duly authorized by the Board of Directors of Parent and the Purchaser and by Parent as the sole stockholder of the

Purchaser and no other corporate action on the part of Parent or the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against each of them in accordance with its terms.

               Section 4.3 Consents and Approvals; No Violations. Except for the filings contemplated by Sections 5.11 and 5.12 and except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the laws of any jurisdiction, and the DGCL, none of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or the Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, or any of its Subsidiaries or the Purchaser is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches, defaults or such failures to make filings, or obtain permits, authorizations, consents or approvals which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Purchaser to consummate the Transactions.

               Section 4.4 Financing. As of the date hereof, Parent and Purchaser have, and on the Share Purchase Date and at the Effective Time, Parent and Purchaser will have, sufficient cash resources available to finance the Transactions.

                                    ARTICLE V

                                    COVENANTS

               Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth on Section 5.1 of the Company Disclosure Schedule or (iii) with the consent of Parent, which consent will not be unreasonably withheld, after the date hereof, and prior to the time the directors designated by the Purchaser have been elected to, and shall constitute a majority of, the Board pursuant to Section 1.3 (the "Appointment Date"):

               (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its commercially reasonable best efforts and shall cooperate with Parent to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

               (b) the Company will not, directly or indirectly, (i) except (x) upon exercise or payment of stock options or other awards outstanding under the Company Stock Plans or (y) pursuant to outstanding obligations to the former stockholders of Alarm Suppliers, Inc., sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitment or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries,(ii) amend its Certificate of Incorporation or By-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the Subsidiaries of the Company;

               (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by Subsidiaries of the Company in the ordinary course of business consistent with past practice; provided, that the Company may declare and pay the regular quarterly cash dividends in amounts not to exceed $.0217 per share of Common Stock and $.03 per share of Class A Stock to holders of shares of Common Stock and Class A Stock;(ii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or
(iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

               (d) neither the Company nor any of its Subsidiaries shall, except as required by any collective bargaining agreement, grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers or employees except that the Company and its Subsidiaries may grant base salary increases consistent with past practice for employees normally occurring at or after the 1999 year end for year 2000; provided, that such increases in base salaries may not exceed five percent (5%) in the aggre gate for all such employees (except for salaries paid to managers of businesses acquired by the Company after October 1, 1998, in which case such salaries shall be determined in a manner consistent with the Company's past practice with respect to salaries paid to managers of acquired companies); provided, further, that any increases in the base salaries payable to the Company's top ten most highly compensated executives must be consistent with past practice for such executives (unless agreed to, on a case by case basis, by Parent) and, in any event, such increases may not exceed ten percent (10%) of base salary (x) for each such executive and (y) in the aggregate for all such executives;

               (e) neither the Company nor any of its Subsidiaries shall (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; provided, that the Company may pay cash bonuses to any or all of its managers covering 1999 performance so long as the amount of each such bonus is consistent with past practice (unless agreed to, on a case by case basis, by Parent) and the aggregate amount of such bonuses (excluding the bonuses payable under previously agreed to formulas so long as the amounts paid are per such existing formulas) do not exceed by twenty percent (20%) the aggregate amount of the bonuses (in cash or otherwise) paid to such managers for 1998 performance, except for bonuses paid to managers of businesses acquired by the Company after October 1, 1998, in which case such bonuses shall be consistent with the Company's past practice with respect to bonus policies for acquired businesses; and provided, further, that the Company may, before the completion of the Offer
(x) modify the termination for "Good Reason" provision in executive employment contracts such that "Good Reason" would include a reduction in yearly total compensation opportunity offered to a given executive for reasonable performance, and (y) eliminate the "Adjustments" clause in each of such executive employment agreements;

               (f) neither the Company nor any of its Subsidiaries shall enter into any employment or severance agreement with or otherwise grant any severance or termi nation pay to any officer, director or employee of the Company or any of its Subsidiaries; provided, that employment agreements with additional executives may be entered into upon agreement of Parent and the Company;

               (g) neither the Company nor any of its Subsidiaries shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

               (h) neither the Company nor any of its Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices;

               (i) neither the Company nor any of its Subsidiaries shall enter into any contract or transaction relating to the lending of any material amount of money to, or the purchase of any stock of, or other equity interest in, or material amount of assets of, any corporation or other entity, or enter into any joint venture or partnership (collectively, "Investments"), other than those Investments in progress on the date hereof;

               (j) make any capital expenditures which are significantly in excess of the amounts set forth in the budgets previously provided to Parent in writing;

               (k) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP, make any material Tax election except in the ordinary course of business consistent with past practice, change any material Tax election already made, adopt any material Tax accounting method except in the ordinary course of business consistent with past practice, change any material Tax accounting method unless required by GAAP, or, except in the ordinary course consistent with past practice, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; and

               (l) neither the Company nor any of its Subsidiaries will take any action with the intent of causing any of the conditions to the Offer set forth in Annex A not to be satisfied.

               Section 5.2  Access; Confidentiality.

               (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Appointment Date, to all its employees, properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably re-quest. Access shall include the right to conduct such environmental studies and tests as Parent, in its reasonable discretion, shall deem appropriate. After the Appointment Date, the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time as Parent shall request. Nothing, however, contained in this Section 5.2 shall require disclosure of the names of bidders, the disclosure of which is not required under Section 5.4. Unless otherwise required by law and until the Appointment Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the letter agreement dated July 15, 1999 related to the Transactions, as amended November 19, 1999 (the "Confidentiality Agreement").

               (b) Following the execution of this Agreement, Parent and the Company shall cooperate with each other and make all reasonable efforts to minimize any disruption to the business which may result from the announcement of the Transactions.

               Section 5.3  Consents and Approvals.

               (a) Each of the Company, Parent and the Purchaser will use its commercially reasonable best efforts to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the Transactions. Each of the Company, Parent and the Purchaser will, and will cause its Subsidiaries to, use its commercially reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

               (b) The Company and Parent shall each use its commercially reasonable best efforts to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Govern mental Entity in connection with antitrust matters.

               (c) The Company and Parent shall each use its commercially reasonable best efforts to file as soon as practicable any other forms or notifications which may be required by any foreign Governmental Entity and to obtain as promptly as reasonably possible any approvals which may be required in connection therewith.

               Section 5.4  No Solicitation.

               (a) Neither the Company nor any of its Subsidiaries shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, "Agents"), not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"). The Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, if any.

               (b) Notwithstanding the foregoing, prior to the Share Purchase Date, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group, and may participate in discussions and negotiations with such entity or group, if (x) such person has on an unsolicited basis submitted to the Company
(1) an Acquisition Proposal believed by the Board in good faith to be bona fide, or (2) an expression of interest believed by the Board in good faith to be bona fide indicating such person's desire to pursue the possibility of making an Acquisition Proposal on terms financially superior to the Offer and the Merger (an "Indication of Interest") and, in either such case, the Board determines in good faith (i) after consulting with its financial advisors, that such person has the financial capability to consummate such Acquisition Proposal or, in the case of an Indication of Interest, a transaction on terms financially superior to the Offer and Merger, and (ii) after receipt of advice from outside legal counsel to the Company, that such action by the Company is appropriate in furtherance of the best interests of the Company's stockholders, and (y) such person has signed a confidentiality agreement substantially identical to the Confi dentiality Agreement (it being understood that the Board and/or its financial advisors may, in any event, discuss with any person submitting an Acquisition Proposal or Indication of Interest such person's bona fides and/or financial capability). The Company will promptly provide to Parent any written material information regarding the Company provided to such person which was not previously provided or otherwise made available to Parent.

               (c) The Company will promptly following receipt of an Acquisition Proposal or Indication of Interest (and in any event not later than 24 hours after receipt thereof) notify Parent of the receipt of the Acquisition Proposal or Indication of Interest, as the case may be, and any stated, whether in writing or other wise, material terms (other than the identity of the person submitting such Acquisition Proposal or Indication of Interest) of such Indication of Interest or Acquisition Proposal. The Company will promptly notify Parent of any material changes in any disclosed Indication of Interest or Acquisition Proposal. The foregoing notwithstanding, the Company shall not be required to disclose the terms of any Indication of Interest unless and until the Company publicly discloses the existence of such Indication of Interest.

               (d) The Board may withdraw or modify its approval or recommendation of the Offer and/or the Merger, provided (i) the Board believes in good faith, after receipt of advice from outside legal counsel to the Company, that the failure to do so could reasonably be expected to cause the Board to violate its fiduciary duties to the Company's stockholders under applicable law, and (ii) the Company notifies Parent of any such withdrawal or modification prior to its release to the public.

               (e) At any time after 5:00 P.M., Central Time, on the second full business day following the business day on which notice is given (it being under stood that Christmas Eve and New Years Eve shall not be deemed to be "business days" for such purpose) to Parent of the Company's intent to do so and if the Company has otherwise complied with the terms of this Section 5.4 (including, without limitation, the provisions of Section 5.4(c)), the Board may, provided that the notice identifies the person submitting the Acquisition Proposal, cause the Company to enter into an agreement with respect to such Acquisition Proposal. Parent agrees that neither it nor any of its Subsidiaries nor any of the officers, directors, employees, representatives or agents, including, but not limited to investment bankers, attorneys and accountants, of any of the foregoing shall, directly or indirectly, contact, on behalf or at the direction of Parent or any of its Subsidiaries, any person disclosed to Parent as having submitted an Acquisition Proposal with respect to such Acquisition Proposal, the Offer, the Merger, or any arrangement or understanding in connection therewith (other than contacts not intended to dissuade, and that are not reasonably likely to have the effect of dissuading, such person from pursuing such Acquisition Proposal), so long as such person is subject to similar restrictions. In the event the Company is going to enter into an agreement with respect to an Acquisition Proposal pursuant to the second preceding sentence, the Company will not do so unless it has terminated this Agreement pursuant to
Section 7.1(c)(ii) and paid or caused to be paid to Parent the Termination Fee (as defined below) not later than simultaneously with entering into such agree ment. In the event that any notice given pursuant to this Section 5.4(e) is given on a non-business day, the notice shall be deemed to have been given on the next following business day.

               (f) Nothing contained in this Section 5.4 or any other provision hereof, however, shall prohibit the Company or the Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stock holders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 5.4(d) or (e), withdraw or modify its approval or recommendation of the Offer or the Merger or enter into any agreement with respect to any Acquisition Proposal.

               (g) Notwithstanding the foregoing provisions of this Section 5.4, it is agreed and understood that the Company (i) will include in the joint press release announcing this Agreement a statement to the effect that, consistent with its fiduciary obligations and subject to the terms of this Agreement, the Board has preserved its ability to respond to third parties where appropriate,
(ii) will file this Agreement, the Stockholders Agreement and such press release as exhibits to a Current Report on Form 8-K and (iii) may repeat such statement in other public disclosures and in private communications with financial analysts, its stockholders and others.

               (h) Nothing contained in this Section 5.4 shall prohibit Parent from purchasing Shares pursuant to the Offer or the Stockholders Agreement.

               Section 5.5 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunction or other impediments or delays, legal or otherwise, to achieve the satisfaction of the Minimum Condition and all conditions set forth in Annex A and Article VI, and to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and the Purchaser shall use all commercially reasonable best efforts to take, or cause to be taken, all such necessary actions.

               Section 5.6 Publicity. The initial press release (the "Press Release") with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, except as provided in Section 5.4(g), so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions without the prior consultation of the other party, except as such party believes, after receiving the advice of outside counsel, may be required by law or by any listing agreement with a national securities exchange or trading market, in which case, such party shall contact the other party prior to, or if impracticable as soon as reasonably practicable after, making any such disclosure.

               Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the completion of the Offer and (ii) any material failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If requested by Parent, the Company shall confirm the satisfaction of the condition to the Offer set forth in paragraph (f) of Annex A hereto.

               Section 5.8  Directors' and Officers' Insurance and
Indemnification.

               (a) From and after the Share Purchase Date, Parent shall cause the Company or any successor to the Company (including, without limitation, the Surviving Corporation) to indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries, and persons who become any of the foregoing prior to the Effective Time (each an "Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation which consent shall not unreasonably be withheld or delayed)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under applicable Delaware law. Parent further agrees to advance expenses to any Indemnified Party promptly upon receipt of an undertaking from such Indemnified Party that such expenses shall be repaid should it be ultimately determined that such Indemnified Party is not entitled to indemnification hereunder.

               (b) Parent shall, or shall cause the Company or any successor to the Company (including without limitation, the Surviving Corporation) to, maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Share Purchase Date; provided, that the Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the directors or officers who are Indemnified Parties; provided, further, if the existing D&O Insurance protecting such directors and officers expires, is terminated or cancelled during such period, Parent or the Surviving Corporation will use all reason able efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall the Company be required to pay aggregate annual premiums for insurance under this Section 5.8(b) in excess of 175% of the aggregate premiums paid by the Company in 1999 on an annualized basis for such purpose (the "1999 Premium"); and provided, further, that if the Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.8(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 175% of the 1999 Premium.

               Section 5.9 Purchaser Compliance. Parent shall cause the Purchaser to comply with all of its obligations under or related to this Agreement.

               Section 5.10 Employee Benefits.

               (a) Parent shall cause the Company, and following the Merger, the Surviving Corporation, to provide for a period of not less than one year following the Share Purchase Date to each person who is an employee of the Company or its Subsidiaries immediately prior to the Share Purchase Date (a "Company Employee") who remains in the employ of the Company or any of its Subsidiaries with employee benefits that are generally comparable, in the aggregate, to the employee benefits provided to such employees immediately prior to the date hereof. For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Share Purchase Date, the Company and any successor thereto, including without limitation, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement made available to such employees to treat the prior service with the Company, its affiliates or other entities of each Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Share Purchase Date) as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual, except to the extent required by law); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Share Purchase Date occurs, to the extent that, following the Share Purchase Date, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent benefit plan made available to Company Employees to waive any preexisting condition which was waived or otherwise covered under the terms of any Company Plan immediately prior to the Share Purchase Date or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Share Purchase Date.

               (b) Parent shall cause the Surviving Corporation to honor the employment agreements and change of control plans listed in Section 5.10(a) to the Company Disclosure Schedule (the "Severance Agreements"), except to the extent modified or superseded by a separate agreement entered into by the employee and the Company or Parent or Purchaser.

               (c) Parent shall establish a severance program covering any domestic Company employees whose employment may be terminated within one year of the Share Purchase Date other than for cause, death or disability. The severance program shall provide severance benefits of not less than one week of salary for each year of service up to a maximum of 52 weeks. Parent shall further provide, or arrange to have provided, outplacement assistance appropriate for each employee level. In addition, Parent shall establish "pay to stay" programs for Company em ployees as appropriate. Parent shall establish such other plans or programs as contemplated by Section 5.10(c) of the Company Disclosure Schedule.

               (d) The provisions of this Section 5.10 shall not be applicable to employees subject to collective bargaining agreements whose employment shall be subject to the terms of such agreements.

               Section 5.11  Compliance with ISRA.

               (a) The Company and its Subsidiaries shall be responsible, prior and subsequent to the Share Purchase Date, for compliance with the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (together, with the regulations and guidance promulgated thereunder, "ISRA").

               (b) Prior to the Share Purchase Date, the Company and its Subsidiaries and Parent and the Purchaser shall reasonably cooperate with one another with respect to compliance with ISRA, including, but not limited to, providing Parent and the Purchaser with advance copies of all submittals to be filed in connection with ISRA and reasonably incorporating comments provided by Parent and/or the Purchaser into such filings, providing copies of correspondence and documents received from the New Jersey Department of Environmental Protection ("NJDEP") to Purchaser on a timely basis, and undertaking strategic actions with respect to ISRA compliance only after consultation with Parent and/or the Purchaser; provided, that nothing herein shall require the Company and its Subsidiaries to undertake any action that would cause any of them to violate the requirements of ISRA. Without limiting the generality of the foregoing, the Company shall, at the reasonable request of Parent and/or the Purchaser, file an application for a Letter of Non-Applicability or another appropriate exemption or limitation on the scope of ISRA review if, in the reasonable judgment of Purchaser, such application is reasonably likely to be approved by the NJDEP.

               (c) Without limiting the generality of Section 5.11(b), to the extent that it is determined that ISRA is applicable to the Merger or the purchase of Shares pursuant to the Offer, the Company and its Subsidiaries shall reasonably cooperate with Parent and the Purchaser, and Parent and the Purchaser shall reasonably cooperate with the Company and its Subsidiaries, to take all actions necessary to obtain approval from the NJDEP to effectuate the Merger. To the extent that it is not possible to obtain a No Further Action Letter (as defined in ISRA) or an approval of a Remediation Workplan (as defined in ISRA) or some other approval that would exempt or limit the application of ISRA to the transaction prior to the date the Merger is to scheduled to become effective or the Share Purchase Date, Parent and the Purchaser and the Company and its Subsidiaries agree that the Company and/or its relevant Subsidiaries shall enter into a Remediation Agreement with the NJDEP in order to allow the Merger and the purchase of Shares pursuant to the Offer to proceed.

               Section 5.12  Compliance with Connecticut Transfer Act.

               (a) The Company and its Subsidiaries shall be responsible, prior and subsequent to the Share Purchase Date, for compliance with the Connecticut Transfer Act.

               (b) Prior to the Share Purchase Date, the Company and its Subsidiaries and Parent and the Purchaser shall reasonably cooperate with one another with respect to compliance with the Connecticut Transfer Act, including, but not limited to, the Company and its Subsidiaries reasonably consulting with Purchaser regarding whether the Company and its Subsidiaries, for each property in Connecticut that is subject to the Connecticut Transfer Act, will provide a Form I, Form II, Form III or Form IV (as such terms are defined by the Connecticut Transfer Act) (hereinafter, reference to the "Form" shall mean a Form I, Form II, Form III or Form IV) to Parent and the Purchaser at the Share Purchase Date. The Company and its Subsidiaries shall provide a copy, in draft form, of (i) the Form it intends to provide to Parent and the Purchaser for each property that is subject to the Connecticut Transfer Act and (ii) any Environmental Assessment forms (if such forms are required under the Connecticut Transfer Act), at least 10 business days prior to the Share Purchase Date, and the use and contents of such Form and such Environmental Assessment form shall be subject to Parent's and the Purchaser's reasonable approval; provided, that nothing herein shall require the Company and its Subsidiaries to undertake any action that would cause any of them to violate the requirements of the Connecticut Transfer Act.

               Section 5.13  Tax Opinion.

               (a) On or prior to the date hereof, Parent has received an opinion of counsel from Kirkland & Ellis stating that it is their opinion that, based on the representations contained in the representation letters referred to in such opinion and previously delivered to Parent from King Harris, Edward Schwartz, Paul R. Gauvreau, and Leo Guthart (the "Listed Officers"), and from Neison Harris, Irving Harris, William Harris and Robert Barrows (the "Listed Directors"), and assuming the accuracy of the facts set forth in Section 5.13 of the Company Disclosure Schedule (the "Tax Schedule"), the Spinoff will not fail to qualify as a distribution on which no gain or loss was recognized by the Indemnified Company Stockholders under Section 355 of the Code due to violation of the "device" or "continuity of shareholder interest" requirements of Section 355 of the Code and the regulations thereunder (an "Indemnifiable Disqualification") as a result of (1) the negotiation (which began with the exploratory-meetings between representatives of Parent and/or Honeywell Inc. and the Company commencing in May 1999), execution and delivery of this Agreement or
(2) any of the transactions contemplated by this Agree ment or the Stockholders Agreement, assuming the Transactions are consummated as contemplated in the Agreement.

               (b) For purposes of this Section 5.13 and Section 5.14 and Annex A hereto:

               (i) "Spinee" means Penton Media, Inc., a Delaware corporation.

               (ii) "Spinoff" means the distribution by the Company of all of the outstanding capital stock of Spinee to the stockholders of the Company of record at the close of business on July 31, 1998 (and such stockholders, without regard to whether they currently or hereafter hold any capital stock of the Company or Spinee, are referred to as the "Indemnified Company Stockholders").

               (iii) "Indemnified Tax" means:

               (1) any Tax imposed on and payable by an Indemnified Company Stockholder resulting from an Indemnifiable Disqualification as a result of (x) the negotiation (which began with the exploratory meetings between representatives of Parent and/or Honeywell Inc. and the Company commencing in May 1999), execution and delivery of this Agreement, (y) any of the transactions contemplated by this Agreement or the Stockholders Agreement, or (z) any action or inaction on the part of Parent or the Company at or after the Share Purchase Date, less

               (2) if it is determined that the Spinoff failed to qualify as a distribution to which Section 355 of the Code applied, any refund or credit of Taxes paid which such Indemnified Company Stockholder would be entitled to receive (assuming, whether or not true, that the Indemnified Company Stockholder had filed a claim for such refund or credit (including a protective refund claim) promptly upon receipt of the notice described in Section 5.14(b)(iii)) as a result of any increase in the tax basis (as compared to the tax basis that would exist if the Spinoff qualified as a distribution to which Section 355 of the Code applied) of shares of capital stock of the Company or shares of Spinee capital stock received by the Indemnified Company Stockholder in the Spinoff which the Indemnified Company Stockholder has sold or otherwise disposed of on or before the date Parent's indemnification payment to the Indemnified Company Stockholder is made hereunder, and less (without duplication)

               (3) if it is determined that the Spinoff failed to qualify as a distribution to which Section 355 of the Code applied, the deemed present value of any future Tax savings available to such Indemnified Company Stockholder as a result of any increase in the tax basis (as compared to the tax basis that would exist if the Spinoff qualified as a distribution to which Section 355 of the Code applied) of the shares of Spinee capital stock received by the Indemnified Company Stockholder in the Spinoff. The deemed present value of such future tax savings shall be equal to 68% of the Tax savings that would be available to such Indemnified Company Stockholder if taxable gain or loss with respect to any shares of Spinee capital stock received by the Indemnified Company Stockholder in the Spinoff then held by the Indemnified Company Stockholder were recognized on the date Parent's indemnification payment to the Indemnified Company Stockholder is made hereunder.

               Section 5.14  Indemnification.

               (a) Parent agrees, subject to the terms and conditions of this
Section 5.14, to indemnify, defend and hold harmless each Indemnified Company Stockholder from any Indemnified Tax.

               (b) Parent's obligation to indemnify a particular Indemnified Company Stockholder from an Indemnified Tax shall be of no force or effect if:

                      (i) any of the fact statements set forth in the Tax Schedule are not true and correct or any Listed Officer or Listed Director fails to cooperate with Parent in Parent's defense against the Indemnified Tax as reasonably requested by Parent and with Parent responsible for the reasonable out-of-pocket expenses of the Listed Officer or Listed Director, and the untruthfulness or incorrectness of such fact or such failure to cooperate is material to a determination that an Indemnifiable Disqualification has occurred; or

                      (ii) in the case of a Listed Officer or Listed Director, any representation made by any Listed Officer or Listed Director in any such person's representation letter is not true and correct and such failure is material to a determination that an Indemnifiable Disqualification has occurred; or

                      (iii) the Indemnified Company Stockholder does not notify Parent within 15 business days of the Indemnified Company Stockholder's receipt of any written question or other notice from the Internal Revenue Service to the effect that the Internal Revenue Service is reviewing the Spinoff (in which event, notwithstanding the introduction to this subsection (b), Parent's obligation to indemnify, defend and hold harmless the Indemnified Company Stockholder from the Indemnified Tax shall not cease to be of any force or effect, but instead shall be reduced to the extent such failure adversely affects Parent's ability to defend against the Indemnified Tax); or

                      (iv) provided that Parent agrees to undertake the defense against the Indemnified Tax in a writing given to the Indemnified Company Stockholder within 15 business days following such notification and thereafter diligently pursues such defense, the Indemnified Company Stockholder: (x) does not permit Parent to control such defense or takes any action inconsistent with such per mission, (y) does not cooperate with Parent in such defense as reasonably requested by Parent and with Parent responsible for the reasonable out-of-pocket expenses of the Indemnified Company Stockholder, or (z) consents to the entry of any judgment or enters into any settlement with respect to the Indemnified Tax without Parent's prior written consent (which shall not be unreasonably withheld, determined solely with regard to the impact of the settlement on the Parent) (it being understood that the Indemnified Company Stockholder may retain separate counsel to monitor such defense, at the Indemnified Company Stockholder's expense); or

                      (v) Parent's ability to defend against the Indemnified Tax with respect to an Indemnified Company Stockholder is adversely affected as a result of another Indemnified Company Stockholder who is a Listed Officer, Listed Director, or a party to the Stockholders Agreement (x) failing to permit Parent to control such other Indemnified Company Stockholder's defense against an Indemnified Tax in a proceeding to which the proviso in Section 5.14 (b)(iv) applied or (y) consenting to the entry of any judgment or entering into any settlement with respect to an Indemnified Tax in a proceeding to which the proviso in Section 5.14 (b)(iv) applied without Parent's prior written consent (which shall not be unrea-sonably withheld), in which event, notwithstanding the introduction to this subsection (b), Parent's obligation to indemnify, defend and hold harmless the Indemnified Company Stockholder from the Indemnified Tax shall not cease to be of any force or effect, but instead shall be reduced to the extent such failure or consent or entry adversely affects Parent's ability to defend against the Indemnified Tax).

               (c) In the event (i) Parent does not agree to undertake the defense of the Indemnified Tax in a writing given to the Indemnified Company Stockholder within 15 business days following such notification, or does not thereafter diligently pursue such defense, and (ii) Parent does not agree to pay the Indemnified Tax in a writing given to the Indemnified Company Stockholder within 15 business days following such notification, and (iii) the Indemnified Company Stockholder wishes to conduct its own defense of the Indemnified Tax, and (iv) the Indemnified Company Stockholder gives written notification to Parent that the Indemnified Company Stockholder intends to commence, no sooner than 15 business days from such notice, its own defense of such Indemnified Tax, the Indemnified Company Stockholder thereafter may conduct such defense and may, without Parent's consent, consent to the entry of any judgment or enter into any settlement with respect to the Indemnified Tax. In the event such conditions are met, the Indemnified Tax shall include any costs reasonably incurred by the Indemnified Company Stockholder in defending against or contesting the validity of the Indemnified Tax. For the avoidance of doubt, Parent shall not be obligated to indemnify any Indemnified Company Stockholder for costs of defense where Parent has decided not to contest the Indemnified Tax and has so advised the Indemnified Company Stockholder, and agreed to pay the Indemnified Tax, in a writing given to the Indemnified Stockholder within the 15 business day period described above.

               (d) Amounts to be paid by Parent to the Indemnified Company Stockholder pursuant to this Section will be increased by such additional amounts (the "Additional Amounts") as necessary so that the amounts received by the Indemnified Company Stockholder, net of any Taxes thereon (including Taxes on such Additional Amounts), will not be less than the amounts the Indemnified Company Stockholder would have received if such Taxes had not been imposed. The Additional Amounts shall be determined by using the maximum income tax rate applicable to long-term capital gains or ordinary income (based on the respective portions of the amounts received by the Indemnified Company Stockholder so characterized) for the year the payment is made.

               (e) In the event (i) Parent pays an amount to an Indemnified Company Stockholder pursuant to this Section with respect to such Indemnified Company Stockholder and (ii) it is subsequently determined that such Indemnified Company Stockholder is not entitled to indemnification hereunder, such Indemnified Company Stockholder shall be obligated, promptly upon written demand, to reimburse Parent for such amount paid.

               (f) Each Indemnified Company Stockholder is an express third party beneficiary of the provisions of this Section, and the benefits of this Section shall not be withdrawn from or denied to any Indemnified Company Stockholder without such Indemnified Company Stockholder's written consent. Notwithstanding the preceding sentence, no such written consent is required to the extent subsection (b) above operates to eliminate the benefits of this
Section 5.14.


                                   ARTICLE VI

                                   CONDITIONS

        Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or the Purchaser, as the case may be, to the extent permitted by applicable law:

               (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by applicable law, in order to consummate the Merger;

               (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger; provided, that Parent shall employ its commercially reasonable best efforts to oppose, contest and resolve such order or injunction;

               (c) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; and

               (d) Other Government Approvals. Any other material governmental approvals required to be obtained prior to the consummation of the Merger shall have been obtained; provided, that Parent shall employ its commercially reasonable best efforts to obtain any such required approvals.


                                   ARTICLE VII

                                   TERMINATION

        Section 7.1 Termination. This Agreement may be terminated and the Transactions contemplated herein may be abandoned at any time prior to the Share Purchase Date:

               (a) By the mutual written consent of Parent and the Company.

               (b) By either of the Company or Parent:

                      (i) if (x) the Offer shall have expired without any Shares being purchased therein or (y) the Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by February 20, 2000 or, in the event that the failure of the conditions to the Offer as of February 20, 2000 is as a result of any waiting periods under applicable laws having not expired, or any approvals under applicable laws having not been received, by February 20, 2000, June 30, 2000, provided, however, that the right to terminate this Agreement under this
        Section 7.1(b)(i) shall not be available (A) to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date, or (B) after Purchaser shall have purchased Shares pursuant to the Offer; or

                      (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

               (c) By the Company:

                      (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is at such time in breach of its obligations under this Agreement such as to cause a material adverse effect on the Company and its Subsidiaries, taken as a whole;

                      (ii) in connection with entering into a definitive agreement in accordance with Section 5.4(e), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee; or

                      (iii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or the Purchaser, as applicable.

               (d)  By Parent:

                      (i) if, due to an occurrence, not involving a breach by Parent or the Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer;

                      (ii) if prior to the Share Purchase Date, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex A hereto and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company;

                      (iii) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) of Annex A hereto; or

                      (iv) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (h) of Annex A hereto.

               Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to its terms, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company except (A) for fraud or for breach of this Agreement prior to such termination and (B) as set forth in Sections 5.2(a) (the last sentence thereof), 7.2 and 8.1. Any termination of this Agreement shall not affect, and the Company agrees not to rescind or modify, any approval previously granted under Section 203 of the DGCL with respect to the Stockholders Agreement or the transactions contemplated thereby. The provisions of Section 5.14 shall survive any termination of this Agreement if the option granted to Parent pursuant to Section 2.1(a) of the Stockholders Agreement is exercised.


                                  ARTICLE VIII

                                  MISCELLANEOUS

               Section 8.1  Fees and Expenses.

               (a) Except as contemplated by this Agreement, including Section 8.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses.

               (b) If (x) the Company shall terminate this Agreement pursuant to
Section 7.1(c)(ii), (y) either the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i) or Parent terminates this Agreement pursuant to
Section 7.1(d)(ii) and, in the case of this subclause (y), (a) prior thereto there shall have been publicly announced another Acquisition Proposal that is financially superior to the Offer and Merger (either at the time it is made or at any time prior to the termination of this Agreement) or Indication of Interest and (b) an Acquisition Proposal shall be consummated on or prior to November 15, 2000, or (z) Parent terminates this Agreement pursuant to Section 7.1(d)(iv) and, in the case of this subclause (z), an Acquisition Proposal on terms financially superior to the Offer and Merger shall be consummated on or prior to November 15, 2000, the Company shall pay to Parent an amount equal to $80,000,000 (eighty million dollars) (the "Termination Fee"), which Termination Fee shall be payable in same day funds and, in the case of clause (x), no later than the termination of this Agreement; provided, however, that no Termination Fee shall be payable if the Purchaser or Parent was in material breach of its representations, warranties or obligations under this Agreement at the time of its termination. No separate additional amount shall be payable hereunder to Parent to reimburse it for out-of-pocket expenses.

               (c) If Parent shall terminate this Agreement pursuant to Section 7.1(d)(iii) hereof, the Company shall pay to Parent an amount equal to 50% of the Termination

Fee, which amount shall be payable in same day funds upon the termination of this Agreement and, if an Acquisition Proposal shall be consummated on or prior to November 15, 2000, the Company shall pay to Parent an amount equal to the Termination Fee less any amount theretofore paid pursuant to this Section 8.1(c), which amount shall be payable in same day funds no later than the consummation of such Acquisition Proposal.

               Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(c)), at any time prior to the Closing Date with respect to any of the terms contained herein.

               Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the completion of the Offer.

               Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Parent or the Purchaser, to:

                   Honeywell International Inc.
                   101 Columbia Road
                   Morristown, New Jersey 07912
                   Attention:  General Counsel
                   Telephone No.:973-455-2000
                   Telecopy No.:  973-455-4217

                   with a copy to:

                   Skadden, Arps, Slate, Meagher &
                   Flom LLP

                   919 Third Avenue
                   New York, New York 10022
                   Attention: David J. Friedman, Esq.
                   Telephone No.: (212) 735-3000
                   Telecopy No.:  (212) 735-2000

                              and

                   if to the Company, to:

                   Pittway Corporation
                   200 S. Wacker Drive
                   Chicago, Illinois 60606
                   Attention:  President and CEO
                   Telephone No.:312-831-1070
                   Telecopy No.:  312-382-0722

                   with a copy to:

                   Kirkland & Ellis
                   200 East Randolph Drive
                   Chicago, Illinois 60601
                   Attention: Brian D. Hogan, Esq.
                   Telephone No.: (312) 861-2000
                   Telecopy No.:  (312) 861-2200

               Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

               Section 8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties.

               Section 8.7 Entire Agreement; No Third Party Beneficiaries This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 2.4, 5.8 and 5.14, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               Section 8.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

               Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

               Section 8.10 Assignment. Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent (in which event such Subsidiary shall become a party to this Agreement and the parties will make such amendments as are appropriate to reflect such assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.



                      HONEYWELL INTERNATIONAL INC.


                      By /S/ J. Kevin Gilligan
                         -------------------------------------------------------
                             Name: J. Kevin Gilligan
                             Title: President, Home and Building
                                            Control-Solutions and Services,
                                            Authorized Signatory

                      HII-2 ACQUISITION CORP.


                      By /S/ J. Kevin Gilligan
                         -------------------------------------------------------
                             Name: J. Kevin Gilligan
                             Title: President


                      PITTWAY CORPORATION


                      By /S/ King Harris
                         -------------------------------------------------------
                            Name:  King Harris
                            Title: President and CEO

                                                                         ANNEX A


               CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of this Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, subject to the terms of the Merger Agreement, may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of this Agreement and before the Share Purchase Date, any of the following events shall occur:

               (a)(i) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent, the Company or any Subsidiary of the Company or (ii) there shall be instituted or pending any suit, action or proceeding before any court which, in the case of either (i) or (ii), in the good faith judgment of Parent and Purchaser, after consulting with legal counsel, is likely to result in any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that will constitute a Company Material Adverse Effect or is materially adverse to the ability of Parent to consummate this Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger, and which in the case of either (i) or (ii), is (A) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of the businesses or assets of the Company and its Subsidiaries taken as a whole, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the

Company or Parent and their respective Subsidiaries, in each case taken as a whole, (B) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (C) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (D) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (E) which otherwise is reasonably likely to have a Company Material Adverse Effect; provided, that Parent shall employ its commercially reasonable best efforts to oppose, contest and resolve any such pending or threatened suit, action or proceeding;

               (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (a) above; provided, that Parent shall employ its commercially reasonable best efforts to oppose, contest and resolve any such judgment, order, injunction or enforcement by any such Government Entity;

               (c) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (ii) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, in each instance to the extent, but only to the extent, that such events affect Parent's ability to obtain financing for the Offer;

               (d) there shall have occurred any events, changes or effects after the date of this Agreement which, either individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; provided that (i) any adverse change in the business relationship of the Company or any of its Subsidiaries with any of its customers as a result of (x) the Company's entering into this Agreement or (y) the Transactions, (ii) any effect of any such adverse change on the business, assets, liabilities, properties, results of operations or financial condition of the Company and its Subsidiaries, (iii) any adverse effect of any decision by any customer of the Company or any of its Subsidiaries that accounted for 5% or more of the consolidated net sales of the Company for the fiscal year ending December 31, 1999 to change the mix or channel of purchasing of products ordered or to be ordered from the Company or any of it Subsidiaries, (iv) any adverse effect on the business relationship between the Company and its Subsidiaries, on the one hand, and Protection One Alarm Monitoring, Inc. and its affiliates, on the other hand, resulting from the financial condition of Protection One Alarm
Monitoring, Inc. and its affiliates and (v) any adverse effect of changes in foreign currency exchange rates shall be excluded when making any determination whether a Company Material Adverse Effect has occurred;

               (e)(i) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, approved or recommended any Acquisition Proposal or, upon the request of Parent, failed to reaffirm its approval or recommendation of the Offer, the Merger or this Agreement, or (ii) the Company shall have entered into any agreement with respect to any Acquisition Proposal in accordance with Section 5.4(e) of this Agreement;

               (f) the representations and warranties of the Company set forth in this Agreement (which for these purposes shall exclude all qualifications or exceptions relating to "materiality" and/or Company Material Adverse Effect) shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of this Agreement and as of the scheduled expiration of the Offer, such that the aggregate effect of all such representations and warranties which are not true and correct shall have had or be reasonably likely to have a Company Material Adverse Effect;

               (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant with the Company to be performed or complied with by it under this Agreement other than any failure which, except for the provisions of Section 1.3(a), would not have, or be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect;

               (h) any person (other than any person beneficially owning (as defined in Rule 13d-3 promulgated under the Exchange Act), or part of a group beneficially owning, 20% or more of the outstanding Common Capital Stock on the date of this Agreement) acquires beneficial ownership of at least 20% (or, with respect to any person beneficially owning, or part of a group beneficially owning, 10% or more on the date of this Agreement or with respect to any group of which such a person may be or become a member, 25%) of the outstanding Common Capital Stock;

               (i) this Agreement shall have been terminated in accordance with its terms; or

               (j) Kirkland & Ellis shall have withdrawn its tax opinion delivered pursuant to Section 5.13 of this Agreement and advised Parent in writing that, on account of such counsel's discovery of additional facts (a description of which shall be included in such writing) subsequent to the date of such opinion establishing that any of the fact statements set forth in the Tax Schedule are not true and correct, it has become such counsel's opinion that it is more likely than not that the Spinoff will fail to qualify as a distribution to which Section 355 of the Code applies as a result of (1) the negotiation (which began with the exploratory meeting between representatives of Parent and/or Honeywell Inc. and the Company commencing in May, 1999), execution and delivery of this Agreement, (2) any of the Transactions, or (3) any action or inaction on the part of the Company at or before the Share Purchase Date.

               The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of this Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.



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